NEWS RELEASE
For More Information Contact:
Rodney L. Underdown, (913-344-9395)	Peggy Landon, (913-344-9315)
Chief Financial Officer	Director of Investor Relations
and Corporate Communications

Compass Minerals Commences Tender Offer and Consent Solicitation
for its 12% Senior Subordinated Discount Notes Due 2013

OVERLAND PARK, Kan. (May 21, 2009) – Compass Minerals International, Inc. (NYSE: CMP) today announced that it is commencing a tender offer to purchase any and all of its outstanding $89.6 million in aggregate principal amount of 12% Senior Subordinated Discount Notes due 2013 (the “2013 Notes”) through a cash tender offer (the “Tender Offer”) with the proceeds from a concurrent private placement of $100 million in aggregate principal amount of Senior Notes due 2019 (the “Notes Offering”).
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.
The Tender Offer will expire at midnight Eastern time on June 18, 2009, (the “expiration date”).    Under the terms of the Tender Offer, holders of the 2013 Notes who validly tender and do not validly withdraw their 2013 Notes and consents prior to the expiration date will receive the “tender consideration,” which is equal to (i) $1,045.00 per $1,000 in principal amount of 2013 Notes validly tendered, minus (ii) an amount equal to $20 per $1,000 in principal amount of the 2013 Notes validly tendered, or the “consent payment.” Holders of the 2013 Notes who validly tender and do not validly withdraw their 2013 Notes and consents prior to 5:00 p.m. Eastern time on June 4, 2009, such time and date which may be extended, or the “consent date,” will receive the “total consideration,” which is equal to the tender consideration plus the consent payment.  In both cases, holders whose 2013 Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the 2013 Notes to, but not including, the applicable settlement date.
In connection with the Tender Offer, Compass Minerals is soliciting the consents of holders of the 2013 Notes to certain proposed amendments to the indenture governing the 2013 Notes (the “Consent Solicitation”).  The primary purpose of the Consent Solicitation and proposed amendments is to eliminate substantially all of the restrictive covenants and certain events of default and reduce the required notice period contained in the optional redemption provision of the indenture.  We intend to redeem any 2013 Notes that remain outstanding after the expiration of the Tender Offer in accordance with the terms of the indenture governing the 2013 Notes.  This press release does not constitute a notice of redemption under the optional redemption provision of the indenture governing the 2013 Notes.
The Tender Offer is contingent upon the satisfaction of certain conditions, including (a) the raising of at least $100.0 million in gross proceeds by Compass Minerals from the Notes Offering and (b) the receipt of requisite consents in order to adopt the proposed amendments to the indenture governing the 2013 Notes.  If any of the conditions are not satisfied, Compass Minerals is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered 2013 Notes and may even terminate the Tender Offer.  Full details of the terms and conditions of the Tender Offer and Consent Solicitation are included in Compass Minerals’ offer to purchase and consent solicitation, dated May 21, 2009.
Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, at 800-714-3313 or 212-269-5550.
Credit Suisse Securities (USA) LLC will act as Dealer Manager for the Tender Offer and Solicitation Agent for the Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation may be directed to Credit Suisse Securities (USA) LLC at (212) 325-4951 (call collect).
About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the United Kingdom.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on Form 10-K  filed with the Securities and Exchange Commission on February 20, 2009. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.